EXHIBIT 99.1

PRESS RELEASE

Contact:     David Radulski                Carol Parker Trott
Investor Relations            Media Relations
(203) 964-3470                (441) 294-7290

XL Group plc Announces Pricing of Subordinated Notes

DUBLIN, March 24, 2015 -- XL Group plc (NYSE: XL) (together with its subsidiaries, “XL”) announced today that its wholly-owned subsidiary, XLIT Ltd., has priced a public offering of $500,000,000 aggregate principal amount of 4.450% subordinated notes due 2025 and $500,000,000 aggregate principal amount of 5.500% subordinated notes due 2045, which will be fully and unconditionally guaranteed by XL.

XL expects to receive net proceeds from this offering of approximately $980.6 million, after deducting underwriting discounts and estimated offering expenses. XL intends to use the net proceeds from the sale of the subordinated notes to finance in part the payment of the cash consideration in connection with its previously announced proposed acquisition (the “Acquisition”) of Catlin Group Limited (“Catlin”). The Acquisition remains subject to approval of Catlin shareholders and sanction by the Supreme Court of Bermuda, customary regulatory approvals and anti-trust clearances, and other customary closing conditions.

The joint book-running managers for the offering are Morgan Stanley & Co. LLC, Goldman, Sachs & Co., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the subordinated notes or any other securities, and shall not constitute an offer, solicitation or sale of the subordinated notes or any other securities in any state or jurisdiction in which such offer, solicitation or sale is not permitted.

The offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-199842), and by means of a prospectus and related prospectus supplement (when available), which may be obtained by visiting the U.S. Securities and Exchange Commission’s website at www.sec.gov or by contacting Morgan Stanley & Co. LLC at 866-718-1649 or Goldman, Sachs & Co. at 201-793-5170.

About XL Group plc
XL Group plc, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies, and other enterprises throughout the world. XL is the company clients look to for answers to their most complex risks and to help move their world forward.

Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This press release contains forward-looking statements that reflect XL’s current views with respect to future events and financial performance. Such statements include forward-looking statements both with respect to XL in general, and to the insurance and reinsurance sectors in particular (both as to underwriting and investment matters). Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may,” “could” or “would” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the PSLRA or otherwise.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements. XL believes that these factors include, but are not limited to, the following: (a) changes in the size of XL’s claims relating to natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (b) trends in rates for property and casualty insurance and reinsurance; (c) the timely and full recoverability of reinsurance placed by XL or Catlin, if the Acquisition is completed, with third parties, or other amounts due to XL or Catlin; (d) changes in the projected amount of ceded reinsurance recoverables and the credit ratings and creditworthiness of reinsurers; (e) actual loss experience from insured or reinsured events and the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than XL anticipated; and (f) the other factors set forth in Item 1A, “Risk Factors,” of XL Group plc’s Annual Report on Form 10-K for the year ended December 31, 2014 and XL’s other documents on file with the Securities and Exchange Commission.

Additionally, the Acquisition is subject to risks and uncertainties, including: (a) XL and Catlin may be unable to complete the Acquisition because, among other reasons, conditions to the completion of the Acquisition may not be satisfied or waived, including the failure to obtain required regulatory approvals, or the other party may be entitled to terminate the Acquisition; (b) receipt of regulatory approvals required by the Acquisition may be subject to conditions, limitations and restrictions that could negatively impact the business and operations of the combined company; (c) uncertainty as to the timing of completion of the Acquisition; (d) the ability to obtain approval of the Acquisition by Catlin shareholders; (e) uncertainty as to the actual premium (if any) that will be realized by Catlin shareholders in connection with the Acquisition; (f) inability to retain key personnel of XL or Catlin during the pendency of the Acquisition or after completion of the Acquisition; (g) failure to realize the potential synergies from the Acquisition, including as a result of the failure, difficulty or delay in integrating Catlin’s businesses into XL; and (h) the ability of Catlin’s board of directors to withdraw its recommendation of the Acquisition.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein or elsewhere. XL undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.

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